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                      CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 14, 2004, to the Special Independent Committee of the Board of Directors of Penn-America Group, Inc. (or "Penn-America") as Annex D to the Joint Proxy Statement/Prospectus of Penn-America and United National Group, Ltd. (or "United National Group") relating to the merger of a wholly-owned subsidiary of United National Group with and into Penn-America and the description therein of such opinion and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned "Summary - The Merger - Opinions of Financial Advisors - Penn-America," "The Merger - Background of the Merger," "The Merger - Penn-America Reasons for the Merger" and "The Merger - Opinion of Financial Advisor to the Penn-America Special Committee" of the Joint Proxy Statement/ Prospectus of Penn-America and United National Group, which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                             BEAR, STEARNS & CO. INC.

                                             By: /s/ Jay S. Bullock
                                                 -------------------------------

New York, New York
November 23, 2004